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                                                                    EXHIBIT 10.4
                                     [LOGO]

                                STATE OF NEW YORK
                              INSURANCE DEPARTMENT
                                25 BEAVER STREET
                            NEW YORK, NEW YORK 10004
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            In the Matter of

AMERICAN INTERNATIONAL GROUP, INC.                        STIPULATION
and its insurer subsidiaries authorized to                No. 2005-0262-S
transact insurance business in the State of New York,

                                  Respondents.
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            WHEREAS, Respondent American International Group, Inc. is a Delaware
corporation with its principal place of business in New York, New York, and is a holding company within the meaning of Article 15 of the New York Insurance Law ("Insurance Law") which owns and/or controls the following insurers authorized to transact insurance business in the State of New York: AIG Centennial
Insurance Company, AIG Indemnity Insurance Company, AIG National Insurance Company, Inc., AIG Preferred Insurance Company, AIG Premier Insurance Company, AIU Insurance Company, American Home Assurance Company, American International Insurance Company, Birmingham Fire Insurance Company of Pa., China America Insurance Company Ltd., Commerce and Industry Insurance Company, Granite State Insurance Company, The Hartford Steam Boiler Inspection and Insurance Company, The Hartford Steam Boiler Inspection and Insurance Company of Ct., Illinois National Insurance Company, Insurance Company of the State of Pa., Landmark Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., New Hampshire Indemnity Company, Inc., New Hampshire Insurance Company, United Guaranty Credit Insurance Company, United Guaranty Insurance Company, United Guaranty Mortgage Indemnity Company, United Guaranty Mortgage Insurance Company of North Carolina, United Guaranty Mortgage Insurance Company and United
Guaranty Residential Insurance Company (collectively referred to herein as "AIG" or "Respondents");

            WHEREAS, the Attorney General of the State of New York (the "Attorney General") and the Superintendent of Insurance of the State of New York (the "Superintendent") commenced a civil action in the Supreme Court of the State of New York, County of New York, entitled The People of the State of New York, by Eliot Spitzer, Attorney General of the State of New York, and Howard Mills, Superintendent of Insurance of the State of New York v. American International Group, Inc., et al., against American International Group, Inc. and two of its former officers pursuant to

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In the Matter of American International Group, Inc., et al.              Page 2

Executive Law Section 63 (12), the Martin Act (Gen. Bus. Law Section 352-c), Insurance Law Sections 201 and 327 and the common law of the State of New York (the "Complaint");

            WHEREAS, the Superintendent and the New York State Insurance Department ("Department") have conducted an examination of American International Group, Inc. and certain of the Respondents pursuant to Sections 309 and 310 of the Insurance Law (the "Superintendent's Examination") and the Attorney General has conducted an investigation related to AIG's practices in the marketing, sale, renewal, placement or servicing of insurance for its policyholders and its accounting and public reporting practices, including those relating to nontraditional and finite insurance (the "Attorney General's Investigation");

            WHEREAS, the Attorney General and the Superintendent allege that AIG unlawfully deceived its policyholders, regulators and other authorities and shareholders by (a) participating in schemes to steer business; (b) participating in rigging of bids for excess casualty insurance through Marsh & McLennan, Inc. or Marsh Inc, (collectively, "Marsh"); (c) underreporting to state insurance departments, taxing authorities and other entities the amount of workers compensation premium it collected; (d) providing false and misleading information and responses to regulators, including misrepresentations concerning certain reinsurance arrangements; and (e) using fraudulent insurance transactions and "topside" accounting adjustments to bolster the quality, quantity and stability of its earnings;

            WHEREAS, Respondents have been and are continuing to cooperate with the Superintendent's Examination and the Attorney General's Investigation;

            WHEREAS, in the wake of the Complaint, the Attorney General's Investigation and the Superintendent's Examination, AIG has adopted and under this Stipulation (the "Stipulation") will continue to implement a number of business reforms;

            WHEREAS, the Attorney General and AIG have entered into an agreement to resolve all issues related to AIG in the Complaint and the Attorney General's Investigation (with the exceptions of any conduct or activity relating to the Variable Annuity Life Insurance Company and any other AIG subsidiary which sells variable annuities, and any conduct or activity relating to the marketing, purchase, sale or negotiation of life settlements, including AIG's dealings with life settlement brokers, agents, sellers and investors; notwithstanding the above, the agreement resolves the allegations relating to the Coventry Life Settlement Trust contained in paragraphs 81-91 of the Complaint) (the "Attorney General's Agreement");

            WHEREAS, nothing herein shall be construed to apply to any business or operations involving group and individual: (1) fixed and variable life insurance, (2) fixed and variable, immediate and deferred annuities, (3) accidental death and dismemberment insurance, (4) short and long term disability insurance, (5) long term care insurance, (6) accident and health insurance, including vision and dental insurance, (7) credit insurance, (8) involuntary unemployment insurance, (9) guaranteed investment contracts, and (10) funding agreements (collectively "AIG's Life Insurance Operations");

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In the Matter of American International Group, Inc., et al.              Page 3

            WHEREAS, the Superintendent and AIG wish to enter into this Stipulation to resolve all issues related to AIG in the Complaint and the Superintendent's Examination (with the exception of any pending or future examination of American International Group, Inc. and its insurer subsidiaries);

            WHEREAS, the Superintendent finds the relief and agreements contained in this Stipulation appropriate and in the public interest, and is willing to accept this Stipulation as a settlement of the Complaint and the Superintendent's Examination (with the exception noted above);

            WHEREAS, AIG is entering into an agreement with the United States Securities and Exchange Commission ("SEC") to provide a fund to compensate investors for alleged injuries related to AIG's accounting and public reporting practices;

            WHEREAS, this Stipulation is entered into solely for the purpose of resolving the Complaint and the Superintendent's Examination (with the exception noted above) and is not intended to be used for any other purpose; NOW THEREFORE

            IT IS HEREBY STIPULATED AND AGREED by and between the Respondents and the Department, subject to the approval of the Superintendent, as follows:

                              WORKERS COMPENSATION

            1. AIG shall pay a total of $343.5 million for alleged injury caused by its underpayment of workers compensation premium taxes and all other related fees and assessments including workers compensation residual market assessments for and including tax years 1985 to 1996 but not including workers compensation guaranty fund assessments and any monies owed relating to large deductible policies and related taxes. The $343.5 million will be apportioned as detailed in paragraphs 2, 3 and 4, below. The State of New York shall not consider any portion of this amount to be a fine or penalty.

            2. On or before March 1, 2006, AIG shall pay $87,801 to the State of New York by wire transfer for alleged injury caused by AIG's underpayment of workers compensation premium taxes and all other related fees and assessments including workers compensation residual market assessments and guaranty fund assessments for and including tax years 1985 to 1996.

            3. On or before March 1, 2006, AIG shall pay to each of the other forty-nine states and the District of Columbia ("State," or collectively "States") the total listed for that State on Schedule WC-A to the Stipulation and the Attorney General's Agreement for alleged injury caused by AIG's underpayment of workers compensation premium taxes and all other related fees and assessments for and including tax years 1985 to 1996 but not including workers compensation residual market assessments and guaranty fund assessments. The total amount to be paid to the States pursuant to this paragraph shall be $42,280,740.

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In the Matter of American International Group, Inc., et al.              Page 4

            4. On or before March 1, 2006, AIG shall pay $301,216,234 into a fund created by AIG for the settlement of claims with the States and workers compensation residual market pools, including monopolistic or exclusive State funds, competitive State funds, independent State assigned risk plans, the National Workers' Compensation Reinsurance Pool administered by the National Council on Compensation Insurance, Inc. ("NCCI"), State assigned risk plans administered by the NCCI or another third-party administrator, or other workers compensation residual market mechanisms in which one or more of the States participates, for alleged injury caused by AIG's underpayment of workers compensation residual market assessments for and including tax years 1985 to 1996, and additional amounts arising out of any claim for injury described in paragraph 1, but not set forth in paragraphs 2 and 3 of this Stipulation and the Attorney General's Agreement (the "Workers Compensation Fund"). A calculation by State of such underpayments and the interest thereon is attached as Schedule WC-B to this Stipulation and the Attorney General's Agreement. In no event shall any of the money in the Workers Compensation Fund be paid directly to an insurance company.

            5. On or before March 1, 2006, AIG shall send a notice to the Attorney General and Insurance Commissioner of each State (the "Workers Compensation Notice"). The Workers Compensation Notice shall be accompanied by:
(a) payment owing, if any, pursuant to paragraph 3 above, (b) a copy of this Stipulation and the Attorney General's Agreement, their Exhibits and Schedules (including Schedules WC-A and WC-B); and (c) a cover letter stating that the Workers Compensation Fund described in paragraph 4 above has been created for the settlement of claims arising from AIG's underpayment of workers compensation residual market assessments for and including tax years 1985 to 1996 and setting forth the amount apportioned to the noticed State on Schedule WC-B.

            6. The form of the Workers Compensation Notice described in paragraph 5 above shall be subject to the prior approval of the Attorney General and the Superintendent.

            7. The Workers Compensation Fund shall be held by AIG and invested in a designated money market fund subject to the prior approval of the Attorney General and the Superintendent.

            8. Each State which receives a Workers Compensation Notice and which elects to receive a distribution from the Workers Compensation Fund in the amount apportioned to it on Schedule WC-B (a "Participating State," or collectively the "Participating States") shall tender a release in the form attached to this Stipulation and the Attorney General's Agreement as Exhibit WC-1 (the "Release") on or before March 1, 2007.

            9. For each Participating State that has tendered a Release pursuant to the preceding paragraph, AIG shall pay the Participating State an amount equal to the amount apportioned to the State on Schedule WC-B plus all investment or interest income earned thereon, within ten business days of receiving the Release.

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In the Matter of American International Group, Inc., et al.              Page 5

            10. In the event that any State elects not to participate and does not tender a Release as provided in paragraph 8 above, AIG may use the money remaining in the Workers Compensation Fund as of but not before March 2, 2007 to satisfy any claim for injury caused by AIG's underpayment of workers compensation residual market assessments or workers compensation premium taxes or any other related fees or assessments by a State, a monopolistic or exclusive State fund, a competitive State fund, an independent State assigned risk plan, the National Workers' Compensation Reinsurance Pool administered by the NCCI, a State assigned risk plan administered by the NCCI or other third-party administrator, or other workers compensation residual market mechanism in which one or more of the States participates. In no event shall any money in the Workers Compensation Fund be used to settle other claims before all Participating States have been paid their full distribution from the Fund pursuant to paragraph 9. In no event shall any of the money in the Workers Compensation Fund be paid directly to an insurance company.

            11. If any money remains in the Workers Compensation Fund as of December 31, 2008, it shall be distributed on or before January 31, 2009 on a pro rata basis to the Participating States pursuant to the Participating States' apportioned shares on Schedule WC-B.

            12. The Superintendent shall not seek to impose on AIG any other financial obligation or liability related to any injury caused by AIG's underpayment of workers compensation premium taxes and all other related fees and assessments including residual market assessments for and including tax years 1985 to 1996, but not including any monies owed relating to large deductible policies and related taxes.

            13. In no event shall any of the money in the Workers Compensation Fund, or the investment or interest income earned thereon be used to pay or considered in the calculation of attorneys fees.

            14. In no event shall any of the money in the Workers Compensation Fund, or the investment or interest income earned thereon, be used to pay or considered in the calculation of commissions, administrative or other fees to AIG.

            15. On or before March 20, 2007, AIG shall file an interim report with the Attorney General and the Superintendent, certified by an officer of AIG, listing all amounts paid from the Workers Compensation Fund to date.

            16. On or before March 1, 2009, AIG shall file a report with the Attorney General and the Superintendent, certified by an officer of AIG, listing all amounts paid from the Workers Compensation Fund including any amounts paid pursuant to paragraph 11.

                   BID RIGGING - EXCESS CASUALTY POLICYHOLDERS

            17. On or before March 1, 2006, AIG shall pay $375 Million into a fund (the "Excess Casualty Fund") created and held by AIG to be paid to AIG's policyholders who purchased or renewed AIG Excess Casualty policies (excluding

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In the Matter of American International Group, Inc., et al.              Page 6

Excess Workers Compensation policies) through Marsh during the period from January 1, 2000 through September 30, 2004 (the "Eligible Policyholders"). All of the money paid into the Excess Casualty Fund and any investment or interest income earned thereon shall be paid to Eligible Policyholders. No portion of the Excess Casualty Fund shall be considered a fine or a penalty.

            18. The Excess Casualty Fund shall be invested in a designated money market fund subject to the prior approval of the Attorney General and the Superintendent.

            19. AIG shall (a) by May 1, 2006 calculate the amount of money each of the Eligible Policyholders paid for excess casualty insurance placed through Marsh with inception or renewal dates during the period from January 1, 2000 through September 30, 2004 (the "Eligible Policies"); (b) within ten days of completing these calculations, file a report with the Attorney General and the Superintendent, certified by an officer of AIG, setting forth: (i) each Eligible Policyholder's name and address; (ii) the Eligible Policyholder's Eligible Policy(ies) purchased or renewed and policy number(s); (iii) the amount the Eligible Policyholder paid in premiums for each such policy; and (iv) the amount each policyholder is eligible to receive which shall equal each policyholder's pro rata share of the Excess Casualty Fund as calculated by multiplying the amount in the Excess Casualty Fund by the ratio of the policyholder's gross written premium for Eligible Policies for the period from January 1, 2000 through September 30, 2004, divided by the total gross written premium for all Eligible Policies; and (c) by May 22, 2006, send a notice to each Eligible Policyholder, setting forth items (ii) through (iv), above, and stating that the amount paid may increase if there is less than full participation by Eligible Policyholders in the Excess Casualty Fund (the "Excess Notice"). The form of the Excess Notice shall be subject to the prior approval of the Attorney General and Superintendent.

            20. Eligible Policyholders who receive an Excess Notice and who voluntarily elect to receive a cash distribution (the "Participating Policyholders") shall tender a release in the form attached to this Stipulation and the Attorney General's Agreement on or before October 23, 2006.

            21. On or before November 30, 2006, AIG shall pay each Participating Policyholder the amount that that Participating Policyholder is eligible to receive from the Excess Casualty Fund as set forth in paragraph 19(b)(iv) above, and any interest or investment income earned thereon.

            22. On or before December 27, 2006, AIG shall file an interim report with the Attorney General and the Superintendent, certified by an officer of AIG, listing all amounts paid from the Excess Casualty Fund.

            23. In the event that any Eligible Policyholder elects not to participate or otherwise does not respond to the Excess Notice (the "Non-Participating Policyholders"), the amount that such policyholder was eligible to receive from the Excess Casualty Fund as set forth in paragraph 19(b)(iv) may be used by AIG to satisfy any pending or other claims asserted by policyholders relating to the excess

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In the Matter of American International Group, Inc., et al.              Page 7

casualty bid rigging or excess casualty steering allegations set forth in the Attorney General's Agreement, provided that in no event shall a distribution be made from the Excess Casualty Fund to any other policyholder until all Participating Policyholders have been paid the full aggregate amount set forth in paragraph 19(b)(iv) above, and any interest or investment income earned thereon; nor shall the total payments from the Excess Casualty Fund to any Non-Participating Policyholder exceed 80% of the amount that Non-Participating Policyholder was originally eligible to receive as set forth in paragraph 19(b)(iv).

            24. If any money remains in the Excess Casualty Fund as of October 1, 2007, any such funds shall be distributed by November 1, 2007 on a pro rata basis to the Participating Policyholders.

            25. In no event shall any of the money in the Excess Casualty Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of attorneys fees.

            26. In no event shall any of the money in the Excess Casualty Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of commissions, administrative or other fees to AIG.

            27. On or before November 15, 2007, AIG shall file a report with the Attorney General and the Superintendent, certified by an officer of AIG, listing all amounts paid from the Excess Casualty Fund, including any payments subsequent to the payments described in paragraph 22.

                                      FINE

            28. On or before March 1, 2006, AIG shall pay $100 million as a fine, by wire transfer to the State of New York.

                                BUSINESS REFORMS

            29. This Stipulation is contingent upon AIG reaching agreement with the SEC to resolve the SEC's investigation of AIG's accounting and public reporting practices. This Stipulation will not be binding and will not go into effect unless and until AIG reaches such agreement with the SEC. In any event, if AIG does not reach such agreement with the SEC by February 24, 2006, this Stipulation will be null and void.

            30. Pursuant to the agreement with the SEC, American International Group, Inc. will retain, pay for, and enter into an agreement with a consultant, not unacceptable to the SEC in consultation with the Attorney General and Superintendent, to conduct a comprehensive examination and review of the areas specified below and to make recommendations to the Board of Directors of American International Group, Inc., SEC, Attorney General and Superintendent (the "Consultant"). The Consultant's compensation and expenses shall be borne

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In the Matter of American International Group, Inc., et al.              Page 8

exclusively by American International Group, Inc. The agreement shall provide that the Consultant examine:

                  (a) American International Group, Inc.'s internal controls over financial reporting (the Consultant may, if appropriate, rely on American International Group, Inc.'s independent accountant's attestation and report on management's assessment of the effectiveness of American International Group, Inc.'s internal control structure and procedures pursuant to Section 404 of the Sarbanes-Oxley Act);

                  (b) The organization and reporting structure of American
            International Group, Inc.'s internal audit department and American International Group, Inc.'s disclosure committee (which is described in Exhibit A to American International Group, Inc.'s Consent and Undertakings to be entered with the SEC);

                  (c) The policies, procedures and effectiveness of American
            International Group, Inc.'s regulatory, compliance and legal functions, including the operations of any committees established to review and approve transactions or for the purpose of preventing the recording of transactions or financial reporting results in a manner inconsistent with Generally Accepted Accounting Principles ("GAAP") and Statements of Statutory Accounting Principles ("SSAP");

                  (d) American International Group, Inc.'s records management and retention policies and procedures;

                  (e) The adequacy of whistleblower procedures designed to allow employees and others to report confidentially matters that may have bearing on the company's financial reporting obligations;

                  (f) American International Group, Inc.'s training and
            education program described below;

                  (g) The reforms that American International Group, Inc. has implemented, which are set forth in Exhibit A to American International Group, Inc.'s Consent to be entered into with the SEC; and

                  (h) The adequacy and effectiveness of the remediation plan described below.

            31. The Consultant shall issue a report to the SEC, Attorney General, Superintendent and American International Group, Inc.'s Board of Directors within three months of appointment, provided, however, that the Consultant may seek to extend the period of review for one or more additional three-month terms by requesting such an extension from the SEC. The SEC shall have discretion, after consultation with the Attorney General and Superintendent, to grant such extensions as it deems reasonable and warranted.

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In the Matter of American International Group, Inc., et al.              Page 9

                  (a) The Consultant's report shall set forth the Consultant's recommendations regarding best practices in the areas specified in paragraph 30 (a)-(h) above, including the Consultant's recommendations for any changes in or improvements to American International Group, Inc.'s policies and procedures that the Consultant reasonably deems necessary to conform to the law and best practices, and a procedure for implementing the recommended changes in or improvements to American International Group, Inc.'s policies and procedures.

                  (b) American International Group, Inc. shall adopt all
            recommendations contained in the report of the Consultant referred to in paragraph 31(a) above, provided, however, that within forty-five days of receipt of the report, American International Group, Inc. shall in writing advise the Consultant, the SEC, the Attorney General and the Superintendent of any recommendations that it considers to be unnecessary or inappropriate. With respect to any recommendation that American International Group, Inc. considers unnecessary or inappropriate, American International Group, Inc. need not adopt that recommendation at that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose.

                  (c) As to any recommendation with respect to American
            International Group, Inc.'s policies and procedures on which American International Group, Inc. and the Consultant do not agree, such parties shall attempt in good faith to reach an agreement within ninety days of the issuance of the Consultant's report. In the event American International Group, Inc. and the Consultant are unable to agree on an alternative proposal acceptable to the SEC, after consultation with the Attorney General and Superintendent, American International Group, Inc. will abide by the determinations of the Consultant.

                  (d) American International Group, Inc. shall retain the
            Consultant for a period of three years from the date of appointment in accordance with the provisions of paragraph 32 below. Once the Consultant's recommendations become final, the Consultant shall oversee the implementation of such recommendations and provide a report to the SEC, Attorney General and Superintendent and to American International Group, Inc.'s Board of Directors every three months concerning the progress of such implementation. If, at the conclusion of this three-year period, less than all recommended reforms have been substantially implemented for at least two successive quarters, the SEC may, in its discretion, after consultation with the Attorney General and Superintendent, direct American International Group, Inc. to extend the Consultant's term of appointment until such time as all recommended reforms have been substantially implemented for at least two successive quarters.

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In the Matter of American International Group, Inc., et al.             Page 10

            32. American International Group, Inc. will submit to the SEC a proposal setting forth the identity, qualifications, and proposed terms of retention of the Consultant. The SEC, within thirty days of such notice, will either (1) deem American International Group, Inc.'s choice of Consultant and proposed terms of retention acceptable or (2) require American International Group, Inc. to propose an alternative Consultant and/or revised proposed terms of retention within fifteen days. This process will continue, as necessary, until American International Group, Inc. has selected a Consultant and retention terms that are not unacceptable to the SEC. American International Group, Inc. shall enter into an agreement with the Consultant that shall contain the following terms:

                  (a) The Consultant shall provide the SEC, Attorney General,
            Superintendent and American International Group, Inc.'s Board of Directors with such documents or other information concerning the areas identified in paragraph 30 above, as any of them may request during the pendency or at the conclusion of the review.

                  (b) The Consultant shall have reasonable access to all of the books and records of American International Group, Inc. and its subsidiaries and the ability to meet privately with personnel of American International Group, Inc. and its subsidiaries. American International Group, Inc. may not assert the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing the Consultant with contemporaneous documents or other information related to the matters that are the subject of the review. American International Group, Inc. shall instruct and otherwise encourage its officers, directors, and employees to cooperate fully with the review conducted by the Consultant, and inform its officers, directors, and employees that failure to cooperate with the review will be grounds for dismissal, other disciplinary actions, or other appropriate actions.

                  (c) The Consultant shall have the right, as reasonable and necessary in his or her judgment, to retain, at American International Group, Inc.'s expense, attorneys, accountants, and other persons or firms, other than officers, directors, or employees of American International Group, Inc., to assist in the discharge of his or her obligations under the undertakings. American International Group, Inc. shall pay all reasonable fees and expenses of any persons or firms retained by the Consultant. To the extent the Consultant seeks to retain an accounting firm, he or she shall choose an accounting firm in consultation with the SEC.

                  (d) The Consultant shall make and keep notes of interviews conducted, and keep a copy of documents gathered, in connection with the performance of his or her responsibilities, and require all persons and firms retained to assist the Consultant to do so as well.

                  (e) The Consultant's relationship with American International
            Group, Inc. shall not be treated as one between an attorney and client. The Consultant will not assert the attorney-client privilege, the protection

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In the Matter of American International Group, Inc., et al.             Page 11

            of the work-product doctrine, or any privilege as a ground for not providing any information obtained in the review sought by the SEC, Attorney General or Superintendent.

                  (f) If the Consultant determines that he or she has a conflict with respect to one or more of the areas described in paragraph 30 or otherwise, he or she shall delegate his or her responsibilities with respect to that subject to a person who is chosen by the Consultant and who is not unacceptable to the SEC.

                  (g) For the period of engagement and for a period of two years from completion of the engagement, the Consultant shall not enter into any employment, consulting, attorney-client, auditing or other professional relationship with American International Group, Inc., or any of its present or former subsidiaries or affiliates, directors, officers, employees, or agents acting in their capacity as such; and shall require that any firm with which the Consultant is affiliated or of which the Consultant is a member, or any person engaged to assist the Consultant in performance of the Consultant's duties, without prior written consent of the SEC, not enter into any employment, consulting, attorney-client, auditing or other professional relationship with American International Group, Inc., or any of its present or former subsidiaries or affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement. For the purposes of this section, representation of a person or firm insured by American International Group, Inc. shall not be deemed a professional relationship with American International Group, Inc.

                  (h) American International Group, Inc., including the Board of
            Directors and committees of the Board of Directors of American International Group, Inc., shall not assert, or permit its subsidiaries to assert, the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing to the Consultant any documents, information, or testimony that American International Group, Inc. provided to the SEC, Attorney General or Superintendent which the Consultant has deemed necessary for his or her review.

                  (i) The Consultant shall treat and maintain information of
            American International Group, Inc. and its subsidiaries as strictly confidential and shall not disclose such information other than to the SEC, Attorney General and Superintendent, and to the Consultant's personnel, agents or representatives who need to know such information for the purpose of the review contemplated herein, or as otherwise required by law.

                  (j) At the conclusion of the Consultant's engagement, subject to the approval of the SEC, after consultation with the Attorney General and the Superintendent, the Consultant shall return to American International Group, Inc. all documents reflecting or referring to non-public business

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In the Matter of American International Group, Inc., et al.             Page 12

            and financial information of American International Group, Inc. and its subsidiaries.

            33. Additional Undertakings.

                  (a) American International Group, Inc. will draft a
            remediation plan consisting of (i) steps to address and correct the causes of the material weaknesses in internal controls over financial reporting as identified in the 2004 Form 10-K; (ii) a program to test the operational effectiveness of new or enhanced controls; and (iii) completion of management's testing of the relevant significant controls.

                  (b) American International Group, Inc. agrees that it will establish and maintain a training and education program, completion of which will be required for (i) officers, executives, and employees of American International Group, Inc. and its subsidiaries who are involved in the oversight of accounting and financial reporting functions; (ii) all employees in American International Group, Inc.'s legal division with responsibility for or oversight of American International Group, Inc.'s accounting, financial reporting or disclosure obligations; and (iii) other senior officers and executives of American International Group, Inc. and its subsidiaries, as proposed by American International Group, Inc. and approved by the Consultant (collectively, the "Mandatory Participants").

                  (c) The structure and operation of the training and education program shall be reviewed and approved by the Consultant. The training and education program shall be designed to cover, at a minimum, the following: (i) the obligations imposed on American International Group, Inc. by federal and state securities law, including American International Group, Inc.'s financial reporting and disclosure obligations; (ii) the financial reporting and disclosure obligations imposed on American International Group, Inc. and its subsidiaries by New York state insurance law; (iii) proper internal accounting controls and procedures; (iv) discovering and recognizing accounting practices that do not conform to GAAP or SSAP or that are otherwise improper; and (v) the obligations assumed by, and responses expected of, the Mandatory Participants upon learning of improper, illegal or potentially illegal acts relating to American International Group, Inc.'s accounting and financial reporting. The Board of Directors shall communicate to the Mandatory Participants, in writing or by video, its endorsement of the training and education program.

            34. To the extent any of the provisions of the SEC agreement described in paragraph 29 conflict with the provisions in paragraphs 30 through 33 of this Stipulation, the provisions of the SEC agreement will replace such provisions in paragraphs 30 through 33 of this Stipulation.

                        REINSURANCE REPORTING OBLIGATIONS

In the Matter of American International Group, Inc., et al.             Page 13

            35. For a period of five years beginning May 1, 2006, AIG will provide annually by May 1 of each year to the Superintendent a report, in a format approved by the Superintendent, that includes:

            (a) A review of ceded and assumed reinsurance of AIG's property/casualty insurers required to file statutory financial statements on the National Association of Insurance Commissioners ("NAIC") blanks (the "Property/Casualty Insurers") verifying that all contracts comply with SSAP 62 and 75 and the new NAIC disclosure and attestation requirements including the attestation that with respect to all reinsurance contracts for which the reporting entity is taking credit on its current financial statements, to the best of AIG's knowledge and belief, after diligent inquiry and unless noted as an exception under the attestation requirement:

                  (i) Consistent with SSAP 62, there are no separate written or oral agreements between the reporting entity (or its affiliates or companies it controls) and the assuming reinsurer that would under any circumstances, reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under the reinsurance contract, other than inuring contracts that are explicitly defined in the reinsurance contract except as disclosed;

                  (ii) For each such reinsurance contract entered into, renewed or amended on or after January 1, 1994, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP 62 and 75, is available for review;

                  (iii) The reporting entity complies with all the requirements set forth in SSAP 62 and 75, and any supporting documentation is available for review;

                  (iv) The reporting entity has appropriate controls in place to monitor the use of reinsurance and adhere to the provisions of SSAP 62 and 75.

            (b) A list of all its affiliated insurers, categorized by domicile, whether controlled through ownership or otherwise under the Insurance Law. The list shall include the percentage of ownership or other means by which AIG controls the affiliated insurer.

            (c) A list of its ownership of five percent or more of the voting shares of any non-affiliated insurer entities.

            (d)   A list of non-affiliated insurers to whom AIG's
                  Property/Casualty Insurers have ceded business during the preceding calendar year either directly, or through retrocession agreements if known, excluding those captive reinsurance entities that do not accept third

In the Matter of American International Group, Inc., et al.             Page 14

                  party business, where the business ceded represents fifty percent or more of the entire direct and assumed premium written by the insurer, based upon such insurer's most recent publicly available financial statements.

            (e) A list disclosing any letter of credit for which an AIG insurer is the beneficiary and AIG or an AIG subsidiary is directly or indirectly guaranteeing or providing collateral for the letter of credit or incurring the cost, except for parental letters of credit in accordance with Department Regulation 20.

Such report shall be certified by the Chief Reinsurance Officer and the Chief Executive Officer of American International Group, Inc. and a copy of such report shall be submitted to the Audit Committee of AIG.

            36. The Chief Reinsurance Officer will maintain approved lists of reinsurers. AIG will not cede insurance to any reinsurer not set forth on those lists. Such lists will be available to the Superintendent upon examination. All approved reinsurance relationships will be reviewed by the Chief Reinsurance Officer and such review will include a written determination of whether the reinsurance entity is affiliated or controlled (by ownership, by contract or otherwise) by AIG.

            37. AIG agrees not to enter into any arrangement, transaction or relationship with a reinsurer that has characteristics similar to those of Coral Re, Union Excess or Richmond.

                         COOPERATION WITH SUPERINTENDENT

            38. AIG will maintain and provide to the Superintendent, upon the Superintendent's request, complete underwriting files, including correspondence and e-mails, and risk transfer analysis to the extent required by SSAP 62 relating to all reinsurance ceded or assumed by AIG. AIG will authorize its independent auditors and direct its internal auditors to make available to the Superintendent upon request all workpapers of its auditors, including but not limited to all Schedules of Unadjusted Differences.

            39. AIG will file all holding company transactions in a timely manner in compliance with Article 15 of the New York Insurance Law and Department Regulation 52. The Superintendent and AIG will agree upon a filing methodology that will recognize efficiencies in such compliance.

            40. The Chairs of the Audit Committee and the Regulatory, Compliance and Legal Committee of the Board will meet with the Superintendent and/or a designated official of the Department on an annual basis or more frequently as deemed necessary by the Department. The Chair of the Regulatory Compliance and Legal Committee will serve as the Department's contact for all AIG examinations and such meetings.

            41. AIG will cooperate fully on all examinations and on all other regulatory requests and will respond to all Department inquiries in a prompt, timely and complete manner. AIG will provide appropriate staff during examinations in order to provide timely responses. Failure to respond to the Department in a timely manner

In the Matter of American International Group, Inc., et al.              Page 15

will constitute violations of this Stipulation, the Attorney General's Agreement and the Insurance Law. Any issues that relate to the timeliness of the responses shall be reported to the Chief Financial Officer.

            42. AIG will provide the Superintendent with all copies of its remediation plans and regular progress reports relating to its remediation plans to address significant deficiencies in internal controls over financial reporting.

            43. AIG has taken appropriate remedial actions with respect to certain employees in management and in the underwriting, accounting, auditing, actuarial and financial reporting functions who were involved in the allegations of the Complaint and has reviewed such actions with the Superintendent.

            44. AIG, the Board of Directors of AIG, and the Audit Committee will review its relationship with AIG's independent outside auditors on a yearly basis and will conduct a Request For Proposal procedure for its independent auditors in connection with its 2008 fiscal year. Such review shall be made available to the Superintendent.

            45. AIG will review its holding company structure with the goal to reducing and simplifying the structure. A report detailing this review and its conclusions shall be provided to the Superintendent by June 1, 2006.

            46. AIG has agreed to restate its 2004 statutory financial statements to properly account for the Union Excess and Richmond transactions identified in the Complaint as well as additional transactions pursuant to its agreement with the Superintendent and other state insurance regulators.

            47. AIG agrees to review all of its communications with state insurance regulators to ensure full and complete disclosure.

                                OTHER PROVISIONS

            48. AIG shall not seek or accept, directly or indirectly, indemnification pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Stipulation and the Attorney General's Agreement.

            49. None of the provisions of this Stipulation and the Settlement Agreement shall apply to AIG's Life Insurance Operations.

            50. None of the provisions of this Stipulation and the Settlement Agreement shall apply to 21st Century Insurance Group or Transatlantic Holdings Inc. AIG shall not enter into any transaction with either of these entities, or engage in any conduct by virtue of its ownership interests therein for the purpose of circumventing any provision of this Stipulation.

            51. The Attorney General will promptly file a Stipulation Discontinuing Action with Prejudice, in the form attached as Exhibit 3 to the Attorney General's Agreement, voluntarily dismissing the Complaint as to American International Group, Inc. with prejudice.

In the Matter of American International Group, Inc., et al.              Page 16

            52. The Superintendent agrees that any prior approval required under the terms of this Stipulation shall not be unreasonably withheld.

            53. This Stipulation is not intended to disqualify AIG, or any current employees of AIG, from engaging in any business in New York or in any other jurisdiction. Nothing in this Stipulation shall relieve AIG's obligations imposed by any applicable state insurance law or regulations or other applicable law.

            54. This Stipulation shall not confer any rights upon any persons or entities besides the Superintendent, the Department and AIG.

            55. AIG shall maintain custody of, or make arrangements to have maintained, all documents and records of AIG related to this matter for a period of not less than six years.

            56. Respondents neither admit nor deny the allegations contained in the Complaint or any of the allegations contained in the Attorney General's Agreement or this Stipulation.

            57. This Stipulation shall in no way limit the statutory authority of the Superintendent to take regulatory action to enforce this Stipulation, or to examine, investigate and/or take regulatory action against Respondents or any current or former licensee of the Department for any violations of the Insurance Law or Department Regulations other than the specific matters resolved by this Stipulation and the Attorney General's Agreement.

            58. The monetary obligations described in paragraphs 1-28 above in this Stipulation are identical to the monetary payment obligations contained in the Attorney General's Agreement and, as a result, AIG need only make one payment with respect to each such obligation.

Dated: New York, NY
       January 18, 2006

                                         NEW YORK STATE INSURANCE DEPARTMENT

                                         By:    /s/ Jon G. Rothblatt
                                             _________________________________
                                                    Jon G. Rothblatt
                                                    Principal Attorney

In the Matter of American International Group, Inc., et al.              Page 17

                                         AMERICAN INTERNATIONAL GROUP, INC.

                                         By: /s/ Martin J. Sullivan
                                             ---------------------------
                                             Name: Martin J. Sullivan
                                             Title: President and Chief
                                                    Executive Officer

STATE OF New York   )
                    )ss.:
COUNTY OF New York  )

            On this 18 day of January, 2006, before me personally came Martin J. Sullivan, to me known, who, being by me duly sworn, did depose and say that he is the President and C.E.O. of American International Group, Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.

Andrew R. Holland                                  /s/ Andrew R. Holland
Notary Public, State of New York                   ---------------------
No. 02HO5057226                                         Notary Public
Qualified in New York County
Commission Expires March 18, 2006


                  THE FOREGOING STIPULATION IS HEREBY APPROVED.

Dated: New York, NY
       January 18, 2006

                                                          HOWARD MILLS
                                                 Superintendent of Insurance

                                 By:                  /s/ Audrey Samers
                                       -----------------------------------------
                                                        Audrey Samers
                                         Deputy Superintendent & General Counsel